EXHIBIT 12.1


                        ARIZONA PUBLIC SERVICE COMPANY
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (THOUSANDS OF DOLLARS)

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
                                                                            TWELVE MONTHS ENDED
                                        -----------------------------------------------------------------------------------------
                                          SEPTEMBER 30,                                DECEMBER 31,
                                        --------------- -------------------------------------------------------------------------
                                                                                                              1991
                                              1995          1994       1993        1992       1991 (A)    ADJUSTED (A)    1990
                                        --------------- ---------- ----------- ----------- ------------- ------------ -----------
Earnings:
  Net Income ........................     $242,529        $243,486   $ 250,386   $ 246,805   $ (222,649)   $ 184,380    $ 180,012
  Income taxes (1) ..................      149,612         177,244     188,907     181,355      (94,750)     128,801      126,831
  Fixed Charges .....................      215,061         213,581     220,590     246,246      281,959      281,959      292,117
                                        --------------- ---------- ----------- ----------- ------------- ------------ -----------
    Total ...........................     $607,202        $634,311   $ 659,883   $ 674,406   $  (35,440)   $ 595,140    $ 598,960
                                        =============== ========== =========== =========== ============= ============ ===========
Fixed Charges:
  Interest expense ..................     $168,764        $166,045   $ 171,272   $ 190,746   $  227,624    $ 227,624    $ 239,992
  Amortization of debt discount,
   premium and expense ..............        8,136           8,854       9,203       8,000        5,995        5,995        5,302
  Estimated interest portion of
   annual rentals (2) ...............       38,161          38,682      40,115      47,500       48,340       48,340       46,823
                                        --------------- ---------- ----------- ----------- ------------- ------------ -----------
    Total ...........................     $215,061        $213,581   $ 220,590   $ 246,246   $  281,959    $ 281,959    $ 292,117
                                        =============== ========== =========== =========== ============= ============ ===========
Ratio of Earnings to Fixed Charges
(rounded down) ......................         2.82            2.96        2.99        2.73        -0.13         2.11         2.05
                                        =============== ========== =========== =========== ============= ============ ===========
(1) Income Taxes:
 Charged to operations ..............     $181,011        $168,202   $ 168,056   $ 164,620   $   96,273    $ 117,408    $ 106,044
 Charged (credited) to other
  accounts ..........................      (31,399)          9,042      20,851      16,735     (191,023)      11,393       20,787
                                        --------------- ---------- ----------- ----------- ------------- ------------ -----------
    Total ...........................     $149,612        $177,244   $ 188,907   $ 181,355   $  (94,750)   $ 128,801    $ 126,831
                                        =============== ========== =========== =========== ============= ============ ===========
(2) Estimated interest portion of
   Unit 2 lease payments included
   in estimated interest portion
   of annual rentals ................     $ 34,485        $ 35,710   $  37,407   $  43,581   $   43,625    $  43,625    $  43,666
                                        =============== ========== =========== =========== ============= ============ ===========

----------
(a) The write-off resulting from a December 1991 Arizona Corporation Commission order settling the Company's then-pending rate case resulted in a negative coverage ratio and an earnings coverage deficiency of approximately $317 million for the twelve months ended December 31, 1991. Excluding the effects of the write-off, the coverage ratio would have been 2.11 for the same period.
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